November 10, 1995

                                                       EXHIBIT 5


Jefferson-Pilot Corporation
100 North Greene Street
Greensboro, NC 27401

Ladies and Gentlemen:

You have requested my opinion as to the legality of the shares of common stock of Jefferson-Pilot Corporation (the "Corporation") to be distributed pursuant to the Jefferson-Pilot Corporation 1995 Non-Employee Directors' Stock Option Plan (the "Plan"), which shares of common stock you are seeking to register with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended.

As Vice President, Secretary and Associate General Counsel of the Corporation, I am generally familiar with its legal affairs. In addition, I have examined such documents as I have deemed appropriate for the purpose of this opinion.

In my opinion:

     (1) if shares of common stock of the Corporation theretofore issued shall be purchased in the open market and distributed to the participants in the Plan pursuant to the provisions thereof, the said shares of common stock will be legally issued, validly outstanding, and fully paid and non-assessable; and

     (2) if authorized but previously unissued shares of common stock of the Corporation, the issuance of which is made in accordance with the provisions of the Plan at values not less than the par value of the shares shall have been authorized by the Board of Directors of the Corporation, shall be so issued, the purchase price therefor shall be duly paid to the Corporation and the said shares shall be distributed to the participants in the Plan pursuant to the provisions thereof, the said shares of common stock will be legally issued, validly outstanding, and fully paid and non- assessable.

I hereby consent to be named, in the registration statement, and amendments thereto, by which the securities to be issued pursuant to the Plan are registered with the Securities and Exchange Commission, and in any prospectus which is part thereof, as counsel for the Corporation who has passed upon the legality of the securities registered thereby. I further consent to the filing of this opinion as an exhibit to the registration statement.
I do not concede by these consents that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or by the rules and regulations of the Securities and Exchange Commission under the Act.

Very truly yours,

/s/ Robert A. Reed
Robert A. Reed
Vice President, Secretary and Associate General Counsel